Exhibit 10.8

PLA-1669

LIMITED EXCLUSIVE COMMERCIAL FIELD OF USE PATENT LICENSE AGREEMENT

This Exclusive Commercial Patent License Agreement is between UT-Battelle, LLC (UT-Battelle), a Tennessee non-profit limited liability company (“Licensor”), and 908 Devices Inc., a Delaware corporation having an address at 27 Drydock Avenue, 8th Floor, Boston, MA 02210 (“Licensee”), hereinafter referred to singly as the “Party” or jointly as the “Parties.”

ARTICLE 1

BACKGROUND

1.1	Licensor manages and operates the Oak Ridge National Laboratory under its Prime Contract No. DE-AC05-00OR22725 with the United States Department of Energy (“DOE”), an agency of the United States Government.

1.2	Licensor has rights in certain patents and patent applications listed in Exhibit A.

1.3	Licensee desires, and Licensor is willing to grant, an exclusive license under such patents and patent applications in certain fields of use.

1.4	This Agreement specifically includes Exhibit A, LICENSED PATENTS, Exhibit B, TERM SHEET & FINANCIAL OBLIGATIONS, Exhibit C, DEVELOPMENT AND COMMERCIALIZATION PLAN, and Exhibit D, SUBSCRIPTION AGREEMENT, which are attached.

1.5	Except as provided in Article 8, the license will run through the Term of this Agreement.

1.6	This Agreement is being executed by the Parties simultaneously with companion Patent License Agreement PLA-1670-PFTT (the “PLA-1670-PFTT License”).

ARTICLE 2

DEFINITIONS

2.1	As used in this Agreement, the following terms will have the meanings set forth below:

“Accounting Period” means the period from January 1 through December 31 of each year, with the first Accounting Period beginning on the Effective Date.

“Combination Products” are Licensed Products which infringe or contribute to the infringement of a claim of patents or patent applications other than the Licensed Patents and to which Licensee has obtained an ownership interest or a royalty-bearing license.

“Combination Gross Sales” means the U.S. Dollar value of all consideration to which Licensee is entitled for the Disposition of Combination Products by Licensee. In the event Licensee does not, during the Term of this Agreement, Dispose of Combination Products that were made during the Term of this Agreement, the fair market value of such Combination Products (as if there had been a Disposition to a third party) will be included in Combination Gross Sales.

“Combination Net Sales” means the Combination Gross Sales, less the total of all:

a.	sales tariffs, duties, taxes, or other governmental charges imposed on the Combination Products;

b.	outbound transportation prepaid or allowed;

c.	amounts allowed or credited on returns; and

d.	normal and customary trade, quantity, cash and other similar discounts, actually taken, wholesaler chargebacks, and rebates.

For avoidance of doubt, Combination Net Sales shall not include, and shall be deemed to be zero, with respect to (i) the distribution of reasonable quantities of promotional samples of Combination Products and (ii) Combination Products provided for use in clinical trials, research purposes or charitable or compassionate use.

“Dispose” or “Disposition” means the sale, lease or other transfer of Licensed Products and/or Combination Products.

“Effective Date” means the date of the signature of the last Party to sign this Agreement. “Field(s) of Use” means and is limited to mass spectrometry used in the following Fields of Use:

Field of Use 1: Military, public safety, intelligence, national security, and homeland security, including chemical and biological warfare defense and explosives detection, whether such use is by public (governmental) employees, agencies or authorities or private entities;

Field of Use 2: Clinical diagnostics, medical instrumentation, and analytical instruments for life sciences applications;

Field of Use 3: Industrial process monitoring; and

Field of Use 4: Food and environmental testing and safety.

“Government” means the Federal Government of the United States of America, including all of its agencies and authorities.

“Government’s License Rights” means the Government’s nonexclusive, nontransferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States the Licensed Patents throughout the world, pursuant to 35 USC 202(c)(4).

“Gross Sales” means the U.S. Dollar value of all consideration to which Licensee is entitled for the Disposition of Licensed Products by Licensee. In the event Licensee does not, during the Term of this Agreement, Dispose of Licensed Products that were made during the Term of this Agreement, the fair market value of such Licensed Products (as if there had been a Disposition to a third party) will be included in Gross Sales.

“Licensed Patents” means each patent and patent application listed in Exhibit A, and any patents issuing in any country at any time from such application and any divisions, continuations, continuations-in-part (excluding those claims in such continuations-in-part applications that do not relate to uses within the Field(s) of Use) thereof, and all reissues, reexaminations, substitutes, or extensions of any such patents, and all patent applications corresponding to any of the foregoing. The term “Licensed Patents” does not include any patent found to be unenforceable or invalid by a final adjudication by a Court of competent jurisdiction.

“Licensed Products” means any device, apparatus, product, compound, composition of matter, product-by-process, kit, system, material, or algorithm the manufacture, use, sale, offer for sale, or import of which, but for the license granted in this Agreement, would infringe or contribute to the infringement of a claim of a Licensed Patent.

“Net Sales” means the Gross Sales less the total of all:

a.	sales tariffs, duties, taxes, or other governmental charges imposed on the Licensed Products;

b.	outbound transportation prepaid or allowed;

c.	amounts allowed or credited on returns; and

d.	normal and customary trade, quantity, cash and other similar discounts, actually taken, wholesaler chargebacks, and rebates.

For avoidance of doubt, Net Sales shall not include, and shall be deemed to be zero, with respect to (i) the distribution of reasonable quantities of promotional samples of Licensed Products and (ii) Licensed Products provided for use in clinical trials, research purposes or charitable or compassionate use.

“Patent Costs” means the verifiable costs related to the preparation, filing, prosecution and maintenance of U.S. and foreign Licensed Patents.

“Royalty” and “Royalties” mean the payments owed to Licensor specified in Exhibit B. “Sublicensee” means a third party to whom Licensee has granted a sublicense of rights granted under Section 3.1.

“Sublicensing Revenue” means the U.S. Dollar value of all consideration to which Licensee is entitled for the Disposition of Licensed Products by a Sublicensee, including any license fees, royalties and milestone payments or other consideration.

“Sublicensing Royalties” mean the payments owed to Licensor based on Sublicensing Revenue as specified in Exhibit B.

“Term” means the period of time starting on the Effective Date and continuing until expiration of the last to expire Licensed Patents.

ARTICLE 3

GRANT

3.1	Licensor grants to Licensee, and Licensee accepts for the Term of this Agreement, subject to the terms and conditions set forth herein, an exclusive license under the Licensed Patents to make, have made, use, offer to sell, sell, Dispose of, and import (subject to 6.1) the Licensed Products in the Field(s) of Use throughout the world. In addition, Licensor grants to Licensee and Licensee accepts for the Term of this Agreement, the right to grant sublicenses in accordance with Article 5 of this Agreement.

3.2	Licensee’s exclusive commercial license is subject to, and will in no way restrict, the Government’s License Rights.

3.3	Licensee’s exclusive license is subject to, and will in no way restrict, the march-in rights of the Government pursuant to 35 USC 203.

3.4	Licensor retains the right to grant licenses to not-for-profit research and educational institutions solely to perform research for non-commercial purposes in the Field(s) of Use.

3.5	Licensor may, in its sole discretion, grant licenses to the Licensed Patents outside the Field(s) of Use.

3.6	Licensee acknowledges that no license is granted or implied under, and expressly agrees not to make, have made, use, offer to sell, sell, Dispose of, and import the Licensed Products outside the Field of Use. Licensee agrees that making, having made, using, offering to sell, selling, Disposing of, and importing the Licensed Products outside the Field of Use is a breach of this Agreement.

ARTICLE 4

CONSIDERATION AND FINANCIAL OBLIGATIONS

4.1	In consideration for the License, Licensee agrees to comply with the provisions of this Agreement, to issue the Equity Securities as set forth herein, to pay all fees, Royalties, costs, and all other consideration within the time periods and as otherwise specified in this Agreement for the Term, and to use commercially reasonable efforts to satisfy the requirements of the Commercialization Plan set forth in Exhibit C. Prompt payment of all amounts due to Licensor and satisfaction of the Commercialization Plan requirements are material to this Agreement.

4.2	Licensee will pay to Licensor a fixed license fee in the amount specified in Exhibit B (Execution Fee), which will be nonrefundable and not creditable against any Royalties. Exhibit B specifies when the Execution Fee is due and payable. In the event of termination of this Agreement, the entire unpaid balance of the Execution Fee will be due and payable on or before the effective date of termination.

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

4.3	Licensee will reimburse Licensor for Patent Costs as provided in Exhibit B, Part G, within thirty (30) days of submission of the proof of costs incurred by Licensor. If Licensee elects to discontinue reimbursement of Patent Costs of any patent or patent application, then that patent or patent application will be excluded from the Licensed Patents, and all rights relating to the patent or patent application will revert to Licensor and may be freely licensed by Licensor to others.

4.4	All payments will be made to Licensor in U.S. dollars by wire transfer in accordance with the following wire instructions, unless and until written notice is provided by Licensor of a change in the wire instructions:

First Tennessee Bank, Memphis – [***]

For further credit to First Tennessee, Knoxville – [***]

Beneficiary UT-Battelle, LLC

S.W.I.F.T. Code is FTBMUS44

4.5	Licensee will owe no Royalties and no Sublicensing Royalties on its or any Sublicensee’s Dispositions of Licensed Products involving Government funds, including funds derived through a Military Assistance Program of the Government or otherwise derived through the Government, whether the Government is acting as the purchaser or the payor, because of the Government’s License Rights. Licensee will report all Revenue and Sublicensing Revenue received from such Dispositions by providing a Government control number and identification of the Government agency in the written report for the pertinent Accounting Period.

4.6	In the event that Licensee fails to make any payment due to Licensor within the time period prescribed for such payment under this Agreement, then the unpaid or overdue amount will bear interest at the rate of one and one half percent (1.5%) per month from the date when payment was due until payment in full, with interest, is made. In addition, Licensee agrees to reimburse Licensor for any costs or expenses, including attorney’s fees, incurred by Licensor in collection of such overdue payments.

4.7	For avoidance of doubt, if royalties are paid under this Article 4 on “Net Sales” or “Combination Net Sales” of a Product, and such sale proceeds also qualify as “Net Sales” or “Combination Net Sales” under the PLA-1670-PFTT License, then the amounts so paid as royalties hereunder shall be fully creditable, on a dollar-for-dollar basis, against any royalties that would otherwise be due and payable under the PLA-1670-PFTT License.

ARTICLE 5

SUBLICENSES

5.1	All sublicenses must be in accordance with the terms of this Agreement.

5.2	Licensee will only enter into sublicenses that are not transferable by Sublicensees, and only transferable by Licensee to Licensor.

5.3	All sublicenses must be approved in writing by Licensor in advance of execution by Licensee. Such approval will not be unreasonably withheld by Licensor.

5.4	Effective on the date of termination of this Agreement for any reason prior to the end of the Term, Licensee hereby assigns to Licensor each approved sublicense that is in effect on the date of termination, including the right to receive all income from Sublicensees. Licensee will include notification of this provision in all sublicenses.

5.5	Licensee will provide a copy of each sublicense to Licensor within thirty (30) days of the execution of each sublicense.

5.6	Licensee will pay to Licensor Sublicensing Royalties in the amounts and at the times specified in Exhibit B.

5.7	Subject to Article 9, Licensee must enforce all sublicenses at its cost. The Licensee will be responsible for the acts or omissions of its Sublicensees. Each sublicense granted by the Licensee will include an audit right by Licensor of the same scope as provided in Article 7 with respect to the Licensee and will include Licensor’s right to enforce the Licensed Patents. No sublicense agreement will contain any provision which would cause the grant to extend beyond the Term of this Agreement.

5.8	Licensee will require Sublicensees (a) to keep records and submit reports to Licensee of the same type and for the same Accounting Periods as required in Article 7, and (b) to submit to Licensor at the same time Licensee is required to submit a written report under Article 7, a report of all uses and Dispositions and the amount of payments made to Licensee in connection with such use.

5.9	Licensee will not grant to Sublicensees the right to grant sublicenses or the right to enforce any Licensed Patent.

5.10	For avoidance of doubt, if amounts are paid under this Article 4 as a percentage of Sublicensing Revenues, and such amounts also qualify as “Sublicensing Revenues” under the PLA-1670-PFTT License, then the amounts so paid as a percentage of Sublicensing Revenues hereunder shall be fully creditable, on a dollar-for-dollar basis, against any amounts that would otherwise be due and payable under the PLA-1670-PFTT License as a percentage of “Sublicensing Revenues.”

ARTICLE 6

CONDITIONS OF GRANT

6.1	Licensee agrees that any Licensed Products for use or sale in the United States will be substantially manufactured in the United States as and to the extent required by U.S. law, Department of Energy Regulations and Licensor’s Prime Contract. Licensee will include this U.S. manufacture requirement in all sublicenses that Licensee grants.

6.2	Licensee will mark all Licensed Products in accordance with the statutes of the United States relating to marking of patented articles (see 35 U.S.C. § 287). Licensee will include this marking requirement in all sublicenses that Licensee grants. Any such marking may indicate that Licensee has a license from Licensor. Otherwise, Licensee is prohibited from using Licensor’s name or the name “Oak Ridge National Laboratory” in any such marking or any advertising, promotion or commercialization of Licensed Products without written approval of Licensor; provided however, that Licensee shall be permitted to disclose factual information concerning the source of the rights licensed hereunder, for example, by identifying Licensor as the licensor of the rights hereunder or by identifying Oak Ridge National Laboratory as the institution where the Licensed Patents were invented, provided that such disclosures are not promotional in nature and do not suggest an endorsement of any Licensed Product by Licensor, Oak Ridge National Laboratory, the U.S. government, or any of their affiliates or agencies.

6.3	The rights and licenses granted by Licensor in this Agreement are personal to Licensee and may not be assigned or otherwise transferred in whole or in part except by (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company as outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale, in a single transaction or series of related transactions, of all or a majority of the Company as capital stock to an unrelated person or entity (an “Acquisition”). In the event of an Acquisition, Licensee may assign its rights and obligations under this Agreement to the merging or acquiring entity, effective on the date the merger or acquisition becomes effective, provided that all the following requirements have been satisfied in advance of the merger or acquisition:

6.3.1	Licensee notifies Licensor within forty-five (45) calendar days prior to said merger or acquisition;

6.3.2	Licensors approve the other parties involved in such transaction, it being understood that such approval by Licensors may only be refused if any such other party is a Restricted Entity;

6.3.3	Licensee shall have paid all royalties, fees and payments due Licensor;

6.3.4	The merging or acquiring entity has agreed to comply with the terms and conditions of this Agreement; and

6.3.5	If the merging or acquiring entity is subject to ownership or control by a non-U.S. entity, the Licensee has obtained DOE approval of the assignment and will comply with the DOE’s foreign ownership and control justification criteria then in effect.

For purposes of this Section 6.3, the term “Restricted Entity” means any person or entity identified on the Denied Persons List published by the Bureau of Industrial Security, or any entity incorporated or having a principle place of business in an embargoed country as defined in Part 746 of the Export Administration Regulations.

6.4.	Licensee will not pledge its rights under this Agreement for any reason, including as security to obtain financing, without the prior written approval of Licensor. The Parties agree that any such pledge by Licensee without such approval by Licensor will be an automatic, material and incurable breach of the Agreement resulting in termination of the Agreement effective as of the attempt by Licensee to make such pledge.

6.5.	Licensee hereby agrees that, in the event Licensee, by its own actions, or the action of any of its shareholders or creditors, files or has filed against it a case under the Bankruptcy Code of 1978, as previously or hereafter amended, Licensor shall be entitled to relief from the automatic stay of Section 362 of Title 11 of the U.S. Code, as amended, to pursue any rights and remedies available to it under the License. Licensee hereby waives the benefits of such automatic stay and consents and agrees to raise no objection to such relief.

ARTICLE 7

RECORDS, REPORTS, AND ROYALTY PAYMENTS

7.1	Licensee will keep and make available to Licensor for audit, inspection and copying by Licensor or its designee, including an accounting firm, adequate and sufficiently detailed records to enable Licensee’s financial obligations, including obligations incurred as a result of sublicensing in accordance with 5.6, if applicable, required under this Agreement to be easily determined. Licensee will maintain these records for a period of three (3) years after the end of the last Accounting Period to which the records refer. In the event an examination of Licensee’s records reveals an underpayment of more than 5% of the accurate Royalty amount, Licensee will pay all costs incurred by Licensor related to the examination of records in addition to paying the balance due.

7.2.	Licensee will provide Licensor a written report for each Accounting Period during the Term of this Agreement, no later than thirty (30) days after the end of each Accounting Period, that identifies for such Accounting Period:

(a)	the total Gross Sales received by Licensee from the making, use, or Disposition of Licensed Products itemized by domestic and/or foreign rights;

(b)	the total amount of sales tariffs, duties and/or taxes imposed on the Licensed Products manufactured in the United States;

(c)	the total outbound transportation costs prepaid or allowed;

(d)	the total amounts allowed or credited on returns; and,

(e)	the total amount of Royalties due to Licensor.

The first such report will include this information for all Licensed Products Disposed of between the Effective Date and the end of the first Accounting Period.

7.3	Licensee will submit a written report to Licensor within thirty (30) days after the date of any termination or expiration of this Agreement which contains the same information required in 7.2 above for Licensed Products made, used, or Disposed of prior to such expiration or termination that were not previously reported to Licensor. At the time this report is submitted, Licensee will pay to Licensor all Royalties and any other consideration due Licensor.

ARTICLE 8

BREACH AND TERMINATION

8.1	This Agreement may be terminated by either Party for any material breach of the Agreement by the other Party. Such termination will be effective sixty (60) days after written notice specifying the breach to the other Party. If the specified breach is cured before the effective date of termination, the Agreement will not be terminated.

8.2	In the event Licensee either (a) fails to make payment to Licensor of Royalties or other consideration in accordance with this Agreement or (b) fails to use commercially reasonable efforts to satisfy the requirements of the Commercialization Plan in Exhibit C, Licensor may, at its sole discretion, terminate this Agreement with respect to specified Licensed Patents. Such a termination shall not terminate any obligations which have accrued as of the date of such termination, including any obligation to pay any Royalties.

8.3	In addition to termination, in the event of a material breach by Licensee, Licensor may pursue any rights and remedies available to it by law.

8.4	This Agreement will not be terminated for any breach that is the result of an act of God, acts or omissions of any government or agency thereof, compliance with rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy or terrorism, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

8.5	Any termination of this Agreement will not impact Licensor’s ownership interest, if any, in Licensee.

8.6	The rights and remedies granted herein, and any other rights or remedies which the Parties may have, either at law or in equity, are cumulative and not exclusive of others.

8.7	Neither Party will be relieved of any obligation or liability under this Agreement arising from any act or omission committed prior to the termination date. Upon termination, Licensee will execute any documents necessary to achieve the transfer to Licensor of all rights to which Licensor may be entitled under this Agreement.

8.8	Licensee may terminate this Agreement for any reason if Licensee provides Licensor with sixty (60) calendar days prior notice of its intent to terminate and pays Licensor all patent reimbursement fees owed at the time or termination, if applicable, and all other fees and Royalties due or the pro rata portion of any Minimum Annual Royalties due in, or at the end of, the year of termination under Exhibit B, whichever is greater.

8.9	This Agreement will terminate automatically upon a final adjudication of invalidity, unenforceability, or the extinguishment of all Licensed Patents, for any reason.

8.10	This Agreement will terminate automatically if Licensee contests the validity or enforceability of any Licensed Patent, or requests reexamination of any Licensed Patent.

8.11	Licensee will terminate a sublicense automatically if the Sublicensee contests the validity or enforceability of any Licensed Patent, or requests reexamination of any Licensed Patent.

8.12	Expiration or termination of this Agreement will be without prejudice to any rights that may have accrued to the benefit of a Party prior to such expiration or termination.

8.13	This Agreement will terminate automatically upon the termination or expiration, whichever occurs first, of the PLA-1670-PFTT License.

ARTICLE 9

INFRINGEMENT

9.1	Licensee will notify Licensor in writing of any suspected infringement of the Licensed Patents in the Field of Use, and each Party will inform the other of any evidence of such suspected infringement within a reasonable time of obtaining such evidence.

9.2	Licensee will have the right during the term of this Agreement to institute, prosecute, and settle at its own expense suits for infringement of the Licensed Patents for any infringement occurring within the Field of Use, and if required by law, Licensor will join as party plaintiff in such suit. Licensee shall obtain Licensor’s consent before instituting any such action, such consent not to be unreasonably withheld. For avoidance of doubt, it shall not be unreasonable for Licensor to withhold such consent in the event that the proposed enforcement action would reasonably be anticipated to result in a narrowing of the scope of any of the Licensed Patents or a finding that the asserted claims of a Licensed Patent are invalid. Licensee shall not be permitted to settle any such action in a manner that limits the scope of any Licensed Patent or that admits liability or fault on the part of the Licensor. Licensee will be entitled to retain all damages and any other consideration recovered at successful conclusion of the suit.

9.3	In the event Licensee decides not to bring any such suit, Licensee will so notify Licensor and Licensor may bring such suit. Where such suit is brought by Licensor, Licensor will be entitled to retain all damages and any other consideration recovered at successful conclusion of the suit.

9.4	Licensor will have the right in its absolute discretion during the Term of this Agreement to commence suits for infringement of the Licensed Patents for any infringement outside the Field of Use.

9.5	Notwithstanding the pendency of any infringement (or other) claim or action by or against Licensee, Licensee will have no right to reduce, terminate or suspend (or escrow) payment of any amounts required to be paid to Licensor pursuant to this Agreement.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Licensee represents and warrants that it will not export any technical information (or the direct product thereof) furnished to Licensee, either directly or indirectly by Licensor in the grant of license to the Licensed Patents, from the United States of America, directly or indirectly without first complying with all requirements of the Export Administration Regulations, including the requirement for obtaining any export license, if applicable. Licensee will indemnify, defend and hold harmless Licensor, DOE, their respective members, officers, directors, agents, employees, and persons acting on their behalf, (“Indemnitees”) from liability involving the violation of such export regulations, either directly or indirectly, by Licensee.

10.2	Licensee will indemnify, defend and hold harmless Licensor, DOE, their respective members, officers, directors, agents, employees, and persons acting on their behalf, (“Indemnitees”) from liability involving the violation of such export regulation, either directly or indirectly, by Licensee.

10.3	Licensee acknowledges it may be subject to criminal liability under U.S. laws for Licensee’s failure to obtain any required export license.

10.4	Licensee agrees to indemnify and hold harmless Indemnitees from and against any and all liabilities, penalties, fines, forfeitures, claims, demands, causes of action, damages, and costs and expenses (including the costs of defense, prosecution and/or settlement, including, but not limited to, attorney’s fees) incurred in connection with any action asserted by a third party, and caused by, arising out of or related to, in whole or in part, Licensee’s and/or any Sublicensee’s exercise of rights under this Agreement or any other action or inaction relating to Licensed Patents, Licensed Products, or Licensed Processes, including, but not limited to, claims or demands of product liability, personal injury, death, damage to property or violation of any laws or regulations, except for those arising from Licensor’s negligence or breach of this Agreement or the PLA-1670-PFTT Agreement.

Licensor represents that (i) it has the right to grant all of the rights granted herein, subject to the rights of the Government of the United States of America referenced in Article 3, and (ii) all inventors of the inventions claimed in the Licensed Patents have assigned all of their right, title and interest in and to such inventions, and in and to such patents, to Licensor.

ARTICLE 11

DISCLAIMERS

11.1	NEITHER LICENSOR, DOE, NOR PERSONS ACTING ON THEIR BEHALF WILL BE RESPONSIBLE FOR ANY INJURY TO OR DEATH OF PERSONS OR OTHER LIVING THINGS OR DAMAGE TO OR DESTRUCTION OF PROPERTY OR FOR ANY OTHER LOSS, DAMAGE, OR INJURY OF ANY KIND WHATSOEVER RESULTING FROM LICENSOR’S GRANT OF LICENSE TO LICENSEE UNDER THIS AGREEMENT.

11.2	ALL LICENSED PATENTS, INFORMATION, MATERIALS OR SERVICES FURNISHED UNDER OR WITH THIS AGREEMENT (“DELIVERABLES”) ARE PROVIDED ON AN “AS IS” BASIS. NEITHER LICENSOR, DOE, NOR PERSONS ACTING ON THEIR BEHALF MAKE ANY REPRESENTATIONS, OR EXTEND ANY WARRANTIES, EITHER EXPRESS OR IMPLIED: (a) WITH RESPECT TO THE VALIDITY OF THE LICENSED PATENTS; (b) WITH RESPECT TO THE MERCHANTABILITY, ACCURACY, COMPLETENESS, FITNESS FOR USE OR USEFULNESS OF ANY DELIVERABLES; (c) THAT THE USE OF ANY SUCH DELIVERABLES WILL NOT INFRINGE PRIVATELY OWNED RIGHTS; (d) THAT THE DELIVERABLES WILL NOT RESULT IN INJURY OR DAMAGE WHEN USED FOR ANY PURPOSE; (e) THAT THE DELIVERABLES WILL ACCOMPLISH THE INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE, INCLUDING THE INTENDED OR PARTICULAR PURPOSE; OR (f) WITH RESPECT TO USE, OR DISPOSITION BY LICENSEE OR ITS VENDEES OR OTHER TRANSFEREES OF LICENSED PRODUCTS INCORPORATING OR MADE BY USE OF (1) INVENTIONS LICENSED UNDER THIS AGREEMENT OR (2) INFORMATION, IF ANY, FURNISHED UNDER THE AGREEMENT. FURTHERMORE, LICENSOR AND DOE HEREBY SPECIFICALLY DISCLAIM ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, FOR ANY LICENSED PRODUCTS RESULTING FROM LICENSOR’S GRANT OF LICENSE HEREUNDER. IT IS AGREED THAT NEITHER LICENSOR NOR DOE WILL BE LIABLE FOR CONSEQUENTIAL, SPECIAL, OR INCIDENTAL DAMAGES IN ANY EVENT. LICENSEE AND ITS SUBLICENSEES WILL MAKE NO WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF LICENSOR OR THE DOE.

11.3	Nothing in this Agreement will be construed as

a.	an obligation of the Licensor to bring or prosecute actions or suits against third parties for infringement (except to the extent and in the circumstances stated in Article 9); or

b.	an obligation of the Licensor to furnish any manufacturing or technical information or technical assistance, or

c.	conferring a right to use in advertising, publicity, or otherwise any trademark or name of Licensor (except to the extent stated in 6.2); or

d.	granting by implication, estoppel, or otherwise, any licenses or rights under patents of Licensor other than Licensed Patents, regardless of whether such other patents are dominant of or subordinate to any Licensed Patents.

ARTICLE 12

GENERAL

12.1	All notices and reports will be addressed to the Parties as follows:

If to Licensor:

Accounting Administration, Partnerships	Facsimile
UT-Battelle, LLC	(865) 576-9465
One Bethel Valley Road	Phone
Oak Ridge, Tennessee 37831-6196	(865) 241-2353
E-Mail Collinssm1©ornl.gov

If to Licensee:

Kevin Knopp	Facsimile
908 Devices Inc.	(978) 909-9004
27 Drydock Avenue, 8th Floor	Phone
Boston, MA 02210	(978) 729-4478

12.2	All stock certificates, if any, will be sent to the address for notices.

12.3	Any notice, report or any other communication required to be given will be in writing and delivered either: (a) personally, (b) by express, registered or certified first-class mail, (c) by commercial courier, or (d) by facsimile with machine confirmation of transmission.

12.4	The failure of either Party to enforce a provision of this Agreement or to exercise any right or remedy will not be a waiver of such provision or of such rights or remedies or the right of the Parties thereafter to enforce each and every provision, right or remedy.

12.5	This Agreement may be amended or modified only by a written instrument signed by both Parties.

12.6	The determination by a Court of competent jurisdiction that any part, term, or provision of this Agreement is illegal or unenforceable, will not affect the validity of the remaining provisions of this Agreement.

12.7	Licensor may assign this Agreement and all rights, duties and obligations hereunder, to DOE or a successor contractor to Licensor, as may be required under its prime contract with DOE.

12.8	This Agreement will be construed according to the laws of the State of Tennessee and the United States of America and in the English language. Any action brought to enforce any provision or obligation hereunder will be brought in the Federal District Court for the Eastern District of Tennessee. However, if jurisdiction is not found in Federal Court, actions will be brought in Tennessee in either Knox, Roane, or Anderson County Court.

12.9	This Agreement is solely for the benefit of the Parties, represents the entire and integrated agreement between the Parties, and supercedes all prior negotiations, representations, and agreements, either written or oral. This Agreement, and each and every provision thereof, is for the exclusive benefit of Licensor and Licensee and not for the benefit of any third party, except to the extent expressly provided in the Agreement.

ARTICLE 13

OFFER

The offer to execute this Agreement shall expire if this Agreement is not signed by Licensee and returned to Licensor on or before June 15, 2012.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement of be executed in duplicate originals by its duly authorized officers or representatives.

UT-BATTELLE, LLC

By:	/s/ Michael J. Paulus
Name:	Michael J. Paulus
Title:	Director, Technology Transfer
Date:	8 June 2012

908 DEVICES INC.

By:	/s/ Kevin J Knopp
Name:	Kevin J Knopp
Title:	President & CEO
Date:	6/13/12

EXHIBIT A: LICENSED PATENTS

Docket No.	Country	Title	Inventor(s)	Ser. No./Pat. No.	Filing/Issue Date
683	US	Microscale ion trap mass spectrometer	John M. Ramsey; William B. Whitten; Oleg Kornienko	6,469,298	10/22/2002
683	JP	Microscale ion trap mass spectrometer	John M. Ramsey; William B. Whitten; Oleg Kornienko	2001-5252000	9/20/2000
683	UK	Microscale ion trap mass spectrometer	John M. Ramsey; William B. Whitten; Oleg Kornienko	1218921	6/11/2008
683	DE	Microscale ion trap mass spectrometer	John M. Ramsey; William B. Whitten; Oleg Kornienko	1218921	6/11/2008
1505	US	Controlled Kinetic energy Ion Source for Miniature Ion Trap and Related Spectroscopy System and Method	Verbeck, Whitten, Moxom	7,838,820	11/23/2010

Initials
UT-Battelle:
Date:	6/8/12
Licensee:
Date:	6/13/12

EXHIBIT B: TERM SHEET & FINANCIAL OBLIGATIONS

A.          Type of License:

Field of Use Exclusive

B.          Field(s) of Use:

Field of Use 1:       Military, public safety, intelligence, national security, and homeland security, including chemical and biological warfare defense and explosives detection, whether such use is by public (governmental) employees, agencies or authorities or private entities.

Field of Use 2:      Clinical diagnostics, medical instrumentation, and analytical instruments for life sciences applications.

Field of Use 3:      Industrial process monitoring.

Field of Use 4:      Food and environmental testing and safety.

C.          Execution Fee:

1)       Cash Payments

This Agreement is being entered into by the Parties simultaneously with PLA-1670-PFTT License. A percentage of the Cash Payments paid by Licensee under PLA-1670-PFTT License will be deemed to be the Cash Payments for this Agreement. For avoidance of doubt, no additional amount shall be payable hereunder as a Cash Payment.

2)       Grant of Equity

A percentage of the Equity issued by Licensee under PLA-1670-PFTT License will be deemed to be the Equity issued to Licensee under this Agreement. For avoidance of doubt, no additional Equity will be issued by Licensee under this Agreement.

D.          Running Royalty Rate Structure:

1)       A percentage of the Net Sales Royalty paid by Licensee under PLA-1670-PFTT License will be attributed to the Net Sales Royalty for this Agreement. For avoidance of doubt, no Net Sales Royalty will be due or payable under this Agreement.

2)       A percentage of the Combination Net Sales Royalty paid by Licensee under PLA-1670-PFTT License will be attributed to the Combination Net Sales Royalty for this Agreement. For avoidance of doubt, no Combination Net Sales Royalty will be due or payable under this Agreement.

E.           Annual Minimum Royalty:

A percentage of the Annual Minimum Royalty paid by Licensee under PLA-1670-PFTT License will be attributed to the Annual Minimum Royalty for this Agreement. For avoidance of doubt, no Annual Minimum Royalty will be due or payable under this Agreement.

F.           Sublicense Revenue:

A percentage of the Sublicensing Revenue paid by Licensee under PLA-1670-PFTT License will be attributed to the Sublicensing Revenue for this Agreement. For avoidance of doubt, no Sublicensing Revenue will be due or payable under this Agreement.

G.          Reimbursement of Patent Costs:

Licensee will reimburse Licensor for Patent Costs in accordance with Paragraph 4.4 of the Agreement as follows:

1. patent costs after January 3, 2014 based on U.S. Licensed Patents, and

2. patent costs after the Effective Date of this Agreement based on Licensed Patents that are not U.S. Licensed Patents.

NOTICE

This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the UT-Battelle Prime Contract with the DOE under the same restrictions as set forth herein; or (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement.

Initials
UT-Battelle:
Date:	6/8/12
Licensee:
Date:	6/13/12

EXHIBIT C: DEVELOPMENT AND COMMERCIALIZATION PLAN

Licensee agrees to the complete milestones as set forth in Exhibit C of PLA-1670-PFTT.

NOTICE

This Exhibit contains financial and commercial information that is BUSINESS SENSITIVE and the Parties hereby agree not to use or disclose this Exhibit to any third party without the advance written approval of the other Party, except: (1) to those necessary to enable the Parties to perform under this Agreement; (2) as may be required by the UT-Battelle Prime Contract with the DOE under the same restrictions as set forth herein; or (3) in event of breach of any provision of this Agreement by either Party, to those deemed necessary by the non-breaching Party to enforce the non-breaching Party’s rights under the Agreement.

Initials
UT-Battelle:
Date:	6/8/12
Licensee:
Date:	6/13/12

EXHIBIT D SUBSCRIPTION AGREEMENT

(attached)

SUBSCRIPTION AGREEMENT

This Subscription Agreement (the “Agreement”) is made and entered into as of 6/13, 2012 (the “Effective Date”), by and between 908 Devices Inc., a Delaware corporation (the “Company”), and UT-Battelle, LLC, managing and operating the Oak Ridge National Laboratory under its Prime Contract No. DE-AC05-00OR22725 with the United States Department of Energy (“DOE”), an agency of the United States Government. (the “Purchaser”).

WHEREAS, the Company and the Purchaser entered into a Limited Exclusive Commercial Field of Use Patent License Agreement (the “License Agreement”) dated as of the Effective Date, pursuant to which the Purchaser is granting, and the Company is receiving a license (the “License”) for certain valuable inventions, the consideration for which includes shares of the capital stock of the Company.

WHEREAS, on the terms and subject to the conditions set forth herein, the Purchaser desires to subscribe for, and the Company proposes to issue to the Purchaser, one hundred and twenty thousand (120,000) shares (together with any other such shares as are issued to Purchaser in accordance with the License Agreement, the “Subscribed Shares”) of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”) as partial consideration for the License.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and obligations hereinafter set forth and of other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

1.1         “Acquisition” means the consummation of (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of the Company’s capital stock are converted into or exchanged for securities of the successor entity and the holders of the Company as outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale, in a single transaction or series of related transactions, of all or a majority of the Company as capital stock to an unrelated person or entity.

1.2         “Person” shall mean an individual, a corporation, a partnership, a joint venture, a trust, an unincorporated organization, a limited liability company, a government and any agency or political subdivision thereof.

1.3         “Securities Act” shall mean the Securities Act of 1933, as it may be amended from time to time, and the rules and regulations thereunder.

1.4         “Shares” shall means, at any time, shares of (i) common stock, and (ii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

1.5         “Stockholders” shall mean all holders of capital stock of the Company.

1.6         “Transfer” shall mean any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

2.             Purchase and Sale of Subscribed Shares.

2.1       Purchase and Sale of Subscribed Shares. Subject to the terms and conditions set forth herein and in the License Agreement, upon the execution hereof, the Company shall Transfer to the Purchaser, and the Purchaser shall accept from the Company, the Subscribed Shares as partial consideration of the License.

2.2       Delivery of Certificates Representing Purchased Subscribed Shares. The Company shall deliver to the Purchaser a certificate in the name of the Purchaser representing the Subscribed Shares transferred to the Purchaser.

3.             Restrictions on Transfer; Right of Refusal; Drag-Along Right

3.1       Restrictions on Transfer. Except as allowed in Section 6.4 below, Purchaser agrees that it will not, without the prior written consent of the Board of Directors of the Company, Transfer all or any portion of the Shares now owned or hereafter acquired by the Purchaser, except in connection with, and strictly in compliance with the conditions of this Section 3.

3.2       Right of Refusal. In the event that the Purchaser entertains a bona fide offer to purchase all or any portion of the Shares held by the Purchaser (a “Transaction Offer”) from any other Person (a “Buyer”), such Purchaser may, at its discretion, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.2:

(a)       Offer Notice. The Purchaser shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company of such Purchaser’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.2 (such notice, the “Offer Notice”). The Purchaser’s Offer Notice shall constitute an irrevocable offer to sell all, but not less than all, of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Company, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions of, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which, to the extent permitted by the terms of the Transaction Offer, shall identify the Buyer and all relevant information in connection therewith).

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(b)         Company Option. The Company shall have the option to purchase all or a portion of the Offered Shares. At any time within twenty (20) days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Purchaser within the Company Option Period, which notice shall indicate the number of Shares that the Company is willing to purchase. The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Shares covered by the Company Acceptance Notice. If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.2(b) shall take place within thirty (30) days following the expiration of the Company Option Period, at the offices of the Purchaser or on such other date or at such other place as may be agreed to by the Purchaser and the Company.

(c)          Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Purchaser and the Company shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company may effect its purchase under this Section 3.2 by payment of such fair market value in cash or cash equivalents.

(d)         Sale to Third Party. In the event that the Company does not elect to exercise the rights to purchase under this Section 3.2 with respect to all of the Shares proposed to be sold, the Purchaser may sell all such Shares to the Buyer on the terms and conditions set forth in the Offer Notice. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a joinder agreement pursuant to which such Buyer will assume all the obligations hereunder as if such Buyer were the Purchaser.

3.3          Lock-Up. The Purchaser agrees, if requested by the Company and any underwriter engaged by the Company, not to sell or otherwise transfer or dispose of any Shares (including, without limitation, pursuant to Rule 144 under the Securities Act) held by him, her or it for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith. If requested by the underwriter engaged by the Company, the Purchaser shall execute a separate letter reflecting the agreement set forth in this Section 3.3.

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3.4          Drag-Along Rights. In the event of an Acquisition in which the holders of a majority of the Common Stock of the Company (the “Approving Holders”) exercise the Drag-Along Right (as defined below), the Purchaser shall be obligated to and shall, upon the written request of such Approving Holders: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the third-party buyer a pro rata portion of Shares held by the Purchaser, on the same terms applicable to the Approving Holders and/or (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting all Shares held by the Purchaser in favor of any Acquisition approved by the Approving Holders and executing any purchase agreements, merger agreements, escrow agreements or related documents, as the third-party buyer may reasonably require and that such Approving Holders shall have executed, in order to carry out the terms and provisions of this Section 3.5 (the “Drag-Along Right”). IN FURTHERANCE OF THE FOREGOING, FOR PURPOSES OF ANY ACQUISITION IN WHICH THE APPROVING HOLDERS ARE ENTITLED TO, AND DO, EXERCISE THE DRAG-ALONG RIGHT, THE PURCHASER HEREBY GRANTS TO THE DESIGNEE OF THE APPROVING HOLDERS AN IRREVOCABLE PROXY TO VOTE THE SHARES HELD BY THE PURCHASER IN FAVOR OF ANY ACQUISITION FOR WHICH THE DRAG-ALONG RIGHT IS APPLICABLE HEREUNDER. SUCH PROXY IS COUPLED WITH AN INTEREST AND IS VALID FOR A PERIOD OFTEN (10) YEARS FROM THE DATE OF THIS AGREEMENT.

4.             Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof to the Company as follows:

4.1          Investment Representation. The Purchaser is an “accredited investor” under Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Purchaser is aware that the Subscribed Shares have not been registered under the Securities Act, or qualified under any state securities laws. The Subscribed Shares are being acquired for investment purposes only and not for sale or with a view to distribution of all or any part thereof in violation of the securities laws.

4.2          Access to Information. The Purchaser has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of its purchase of the Subscribed Shares and regarding the business, financial affairs and other aspects of the Company, and it has further had the opportunity to obtain any information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which it deems necessary to evaluate its investment or to verify the accuracy of information otherwise provided to it.

4.3          Restricted Securities. The Purchaser understands that the Subscribed Shares will be characterized as “restricted securities” under the Securities Act and that under such laws and applicable regulations, the Subscribed Shares may be resold without registration under the Securities Act only in certain limited circumstances, and that otherwise the Subscribed Shares must be held indefinitely. The Purchaser further represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and the conditions which must be met in order for Rule 144 to be available for resale of “restricted securities,” and understands the resale limitations imposed by the Securities Act.

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4.4          Authority. The Purchaser has all required power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by The Purchaser and (assuming the due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of the Purchaser, enforceable against him in accordance with its terms.

4.5          Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

5.             Representations and Warranties of the Company. The Company represents and warrants as of the date hereof to the Purchaser as follows:

5.1          Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement, sell the Subscribed Shares and otherwise perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the Purchaser) this Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

5.2          Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

6.             Miscellaneous.

6.1          Governing Law. This Agreement and all matters arising hereunder shall be governed by and construed under the laws of the State of Tennessee, without regard to its conflicts of law rules or provisions.

6.2          Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable under the applicable law of any jurisdiction, (i) the remainder of this Agreement or the application of such provisions to other persons or circumstances or in other jurisdictions shall not be affected thereby, (ii) such invalid, illegal, or unenforceable provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such law, and (iii) such invalid, illegal, or unenforceable provision shall not affect the validity or enforceability of any other provision of this Agreement.

6.3          Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, and all of which when taken together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

6.4          Notwithstanding anything to the contrary herein, this Agreement, and all Shares received hereunder, may be Transferred by the Purchaser to the DOE or its designee without any notice to, or approval of Company upon the termination or expiration of Purchasers Prime Contract with the DOE; provided that any and all such transferees shall enter into a joinder agreement pursuant to which each such transferee will assume all the obligations hereunder as if such transferee were the Purchaser as a precondition to the effectiveness of such transfer.

[Reminder of Page Intentionally left Blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first written above.

COMPANY:

908 DEVICES INC.

By:	/s/ Kevin Knopp
	Name:	Kevin Knopp
	Title:	Chief Executive Officer and President

[Signature Page to Subscription Agreement]

PURCHASER:

UT-BATTELLE, LLC

By:	/s/ Michael J. Paulus
	Name:	Michael J. Paulus
	Title:	Director, Technology Transfer

[Signature Page to Subscription Agreement]

PLA-1669

AMENDMENT 1

TO

LIMITED EXCLUSIVE COMMERCIAL FIELD OF USE PATENT

LICENSE AGREEMENT

Between

UT-BATTELLE, LLC

Operator of the Oak Ridge National Laboratory

Under its U.S. Department of Energy Contract No. DE-AC05-00OR22725

(hereinafter “UT-Battelle”)

AND

908 DEVICES, INC.

(hereinafter “Licensee”)

This Amendment 1, made effective on August 2, 2013 (“Effective Date”), is entered into by UT-Battelle and the Licensee, with both hereinafter referred to collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties entered into Limited Exclusive Commercial Field of Use Patent License Agreement PLA-1669 having an effective date of June 13, 2012 (the “Agreement”), and WHEREAS, the Parties now desire to amend the Agreement to revise the field of use definition and clarify when the Agreement will expire,

NOW THEREFORE, the Parties agree to this Amendment 1 as follows: In Article 2, DEFINITIONS, re-write “Field of Use 3” as follows:

“Field of Use 3: “Industrial process monitoring, which includes but is not limited to the following industrial process: exploration, production, and management of hydrocarbon and water reservoirs, and the development or management of facilities for storing fluids, such as carbon dioxide and natural gas, in subsurface reservoirs; and”

Re-write Article 8.13 as follows:

“8.13        This Agreement will terminate automatically upon the termination (but not the expiration) of the PLA-1670-PFTT License and, notwithstanding the expiration of the PLA-1670-PFTT License, Licensee shall continue to pay to Licensor for the remaining term of this Agreement: (i) a Net Sales Royalty on sales of Licensed Products (as defined in this Agreement) at the rate provided in Exhibit B of the expired PLA-1670-PFTT License, (ii) a Combination Net Sales Royalty on sales of Combination Products (as defined in this Agreement) at the rate provided in Exhibit B of the expired PLA-1670-PFTT License, and (iii) a percentage of Sublicensing Revenue (as defined in this Agreement) at the rate provided in Exhibit B of the expired PLA-1670-PFTT License.”

1

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment 1 to be duly executed in their respective names by their duly authorized representatives.

UT-BATTELLE, LLC
By:	/s/ Michael J. Paulus
Name:	Michael J. Paulus
Title:	Director, Technology Transfer
Date:	6 Aug 2013

908 DEVICES, INC.

By:	/s/ Kevin J Knopp
Name:	Kevin J Knopp
Title:	President & CEO
Date:	8/5/13

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